Exhibit 99.1

Quanex Building Products Appoints Meredith Mendes to Board of Directors

HOUSTON, TEXAS, September 30, 2019 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the appointment of Meredith W. Mendes to its Board of Directors (the “Board”) effective October 1, 2019.

Bill Griffiths, Chairman, President and Chief Executive Officer of Quanex, commented, “We are very pleased to have Meredith join our Board as a member of the Audit and Nominating and Corporate Governance Committees. It is exciting to welcome a new member to the Board who brings with her a fresh perspective and extensive financial and governance experience that will provide benefits to the Board and to Quanex as a whole. We look forward to Meredith’s contributions.”

Ms. Mendes has been the Executive Director and Chief Operating Officer of Jenner & Block, a law firm of international reach, since 2005, and since 2015 she has served as the Compliance Officer for Finance and Administration of Jenner & Block London. From 1999 to 2005, Ms. Mendes was the Executive Vice President, Worldwide Chief Financial Officer of Daniel J. Edelman, Inc. Prior to 1999, Ms. Mendes served as Chief Financial Officer of Hartford Computer Group and Medline Industries, and was also an investment banker at First Chicago Capital Markets. She began her career as a practicing lawyer in corporate and municipal finance. Ms. Mendes is a licensed CPA, holds an MBA with a finance concentration from the University of Chicago Graduate (currently Booth) School of Business, a JD from Harvard Law School and an AB (Magna Cum Laude) from Brown University.

Ms. Mendes serves as an independent director and member of the Audit Committees of Kronos Worldwide (NYSE: KRO) and NL Industries (NYSE: NL). She is also a Vice Chair of the Chicago Academy of Sciences and its Peggy Notebaert Nature Museum.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

VP, Investor Relations & Treasurer

713-877-5327

scott.zuehlke@quanex.com

www.quanex.com